UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (date of earliest event reported): May 9, 2007


                               CHEMED CORPORATION
             (Exact name of registrant as specified in its charter)


           Delaware                      1-8351                 31-0791746
       (State or other          (Commission File Number)    (I.R.S. Employer
jurisdiction of incorporation)                            Identification Number)


          2600 Chemed Center, 255 East 5th Street, Cincinnati, OH 45202
               (Address of principal executive offices) (Zip Code)


              Registrant's telephone number, including area code:
                                 (513) 762-6900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.425)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 230.425)

[_] Pre-commencement communications pursuant to Rule 13e-4 (c) under Exchange Act (17 CFR 230.425)


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Item 8.01 Other Events

     On May 9, 2007 Chemed Corporation ("We") issued a press release announcing the pricing of our $180 million aggregate principal amount of senior convertible notes due 2014 ("Notes") in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. We also granted the initial purchasers an option to purchase an additional $20 million aggregate principal amount of such Notes. Subject to customary conditions, the offering is expected to close on May 14, 2007.
     The Notes will pay interest at a rate of 1.875% per annum and will be convertible upon satisfaction of certain conditions. The Notes will be convertible into cash up to the principle amount of the Notes and, with respect to any excess, into shares our capital stock at an initial conversion rate of
12.3874 shares of capital stock per $1,000 principal amount of the Notes (equivalent to a conversion price of $80.73 per share).
     In connection with the offering, we have entered into convertible note hedge transactions and separate warrant transactions with affiliates of the initial purchasers. The convertible note hedge and warrant transactions increase the effective conversion price of the notes to over $105 per share.
     A copy of the press release is filed herewith as Exhibit 99.


Item 9.01 Financial Statements and Exhibits

          c) Exhibit
              (99) Registrant's press release dated May 9, 2007



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               CHEMED CORPORATION


Dated: May 9, 2007                             By: /s/ Arthur V. Tucker, Jr.
       -----------                                 -------------------------
                                                   Arthur V. Tucker, Jr.
                                                   Vice President and Controller


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